EXHIBIT 1.4

                                                       2150 Scotia One
[BROCKER LETTERHEAD]                                 10060 Jasper Avenue
                                              Edmonton, Alberta T5J 3R8, Canada


              Brocker Appoints Robert Rowell to Board of Directors

EDMONTON, ALBERTA - June 27, 2001 - Brocker Technology Group Ltd. (Nasdaq: BTGL,
TSE: BKI), today announced the appointment of Robert M. Rowell as a director of the Company.

Mr. Rowell has a background in economics, insurance and financial consulting and has been actively involved in Brocker's investor relations and capital raising activities since 1996.

"Robert Rowell has made a significant contribution to Brocker through all aspects of capital raising and investor relations," said Brocker Technology Group CEO, Richard Justice. "As a director of the Company, Robert will continue to make a valuable contribution to its direction and success."

Brocker's chairman, Casey J. O'Byrne, added, "I am delighted to welcome Robert to the Board of Directors. He has been a key ally of Brocker and brings core competencies in financial consulting and communication which will enable him to contribute significantly, as a director, to Brocker's corporate development."

About Brocker Technology Group

Brocker Technology Group is a communications company focused on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce strategies and information management technologies. Brocker subsidiary, Datec also provides a broad range of IT and communications solutions to companies across the South Pacific.

For more information on Brocker Technology Group, please visit the website, www.brockergroup.com or contact:

     Nigel Murphy                              North American Investor Relations
     Communications                            Telephone: 1-800-299-7823
     Tel: +64 9 374 2040                       e-mail: rrowell@brockergroup.com
     e-mail: nmurphy@brockergroup.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.